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SABA PETROLEUM COMPANY


                                                                    Exhibit 11.1

Computation of Earnings Per Common Share
For the Three Months Ended March 31, 1997 jand 1996


                                                        1997                 1996
                                                    -----------         -----------
Primary Earnings
      Net income before minority interest
        in earnings of consolidated
        subsidiary                                    1,530,012             777,110

      Minority interest in earnings of
        consolidated subsidiary                         (88,430)            (21,622)
                                                    -----------         -----------
      Net income available to Common                  1,441,582             755,488
                                                    ===========         ===========

Primary Shares
      Weighted average number of Common
        Shares outstanding                           10,381,078           8,537,334
      Additional shares assuming issuance of
        shares underlying options                       686,921             494,534
                                                    -----------         -----------
      Primary Shares                                 11,067,999           9,031,868
                                                    ===========         ===========

Primary Earnings per Common Share
      Net income available to Common                $     0.130         $     0.084
                                                    ===========         ===========

Fully Diluted Earnings
      Net income before minority interest
        in earnings of consolidated
        subsidiary                                    1,530,012             777,110

      Minority interest in earnings of
        consolidated subsidiary                         (88,430)            (21,622)

      Pplus interest expense attributable
      Plus interest expense attributable
        to Debentures, net of related income
        taxes                                            51,289             167,495
                                                    -----------         -----------
      Net income available to Common                  1,492,871             922,983
                                                    ===========         ===========

Fully Diluted Shares
      Weighted average number of Common
        Shares outstanding                           10,381,078           8,537,334
      Additional shares assuming issuance:
        Of shares underlying options                    686,921             494,534
        Of convertible common shares
          @ $4.375 per share underlying:
             $6,438,000 from 1/1/97                   1,471,543           1,257,143
             $11,000,000 from 1/1/96                  2,514,286
             $1,650,000 from 2/7/96                     223,800
      Less shares actually issued
        upon conversions                               (300,052)                  0
                                                    -----------         -----------
      Fully Diluted Shares                           12,239,490          11,769,954
                                                    ===========         ===========

Fully Diluted Earnings per Common Share
      Net income                                    $     0.122         $     0.078
                                                    ===========         ===========